EXHIBIT 99.1

     National Dentex Corporation Announces Sales and Earnings for
                        the Third Quarter 2007

    WAYLAND, Mass.--(BUSINESS WIRE)--Nov. 5, 2007--National Dentex Corporation (NASDAQ: NADX), one of the largest owner/operators of dental laboratories in the United States, today announced sales and earnings for the third quarter ended September 30, 2007. Sales for the quarter totaled $41,204,000, compared with $34,613,000 for the third quarter of 2006, an increase of 19.0%. Net income for the quarter was $1,308,000 or $.23 per share on a diluted basis, increasing from $925,000 or $.16 per share on a diluted basis in 2006.

    For the nine months ended September 30, 2007, sales were $128,981,000 compared to $109,518,000 for the same period in 2006, an increase of 17.8%. Net income for the nine month period increased to $5,970,000 or $1.05 per diluted share from $5,394,000 or $.94 per share on a diluted basis in 2006.

    David Brown, President and CEO stated: "Sales growth of 17.8% in the nine months ended September 30, 2007, and 19.0% for the third quarter, continues to be driven by our 2006 late year acquisitions. Internal sales, meaning sales at laboratories owned over one year, were down 1.2% for the nine months, but down only 0.9% for the quarter, or $305,000. We have been focusing throughout the year on leveraging our labor and benefit costs, our major expense component, by implementing new technology and undertaking other measures to enhance productivity and are starting to see very favorable results in doing so. While our internal sales for the most recent quarter were down $305,000, our labor and benefit costs for the same period and for those same laboratories were down $1,121,000. As a result, third quarter operating income increased $1,111,000 or 57.7% and net income increased $383,000 or 41.4% over the same quarter in 2006."

    Mr. Brown concluded, "In addition to this focus on internal operations we remain committed to our acquisition strategy and will continue to search out opportunities to add laboratories which will enhance our position as the leading operator of high quality dental laboratories in the United States."

    About National Dentex

    National Dentex Corporation serves an active customer base of over 24,000 dentists through 48 dental laboratories located in 31 states and one Canadian province. National Dentex's dental laboratories provide a full range of custom-made dental prosthetic appliances, including dentures, crowns, and fixed bridges, and other dental specialties.

    Safe Harbor Statement

    This press release contains forward-looking statements within the meaning of the federal securities laws, including statements regarding our future sales revenues, net income, operating income, operating results, acquisition activity, marketplace competitiveness, opportunities, and expected courses of action, that are based on our current expectations, beliefs, assumptions, estimates, forecasts and projections about the industry and markets in which National Dentex operates. The statements contained in this release are not guarantees of future performance and involve certain risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed in such forward-looking statements. Important factors that may affect future operating results and acquisition activity include the timing, duration and effects of adverse changes in overall economic conditions and other developments that directly or indirectly affect consumer decisions as to whether and when to have dental procedures performed; National Dentex's ability to acquire new laboratories on terms and conditions acceptable to it and its capacity to integrate and successfully operate previously acquired laboratories; governmental regulation of health care; trends in the dental industry towards managed care; increases in labor, benefits and material costs; product development risks; technological innovations; competition from other dental laboratories, including increased competition from dental laboratories located in foreign countries with lower labor and benefit costs, such as China; National Dentex's ability to attract, retain and motivate qualified personnel particularly at a time of corporate realignment; changes in the cost or availability of raw materials, particularly precious metals like gold, platinum and palladium; any impairment in the carrying value of goodwill or other acquired intangibles; compliance with evolving federal securities, accounting, and marketplace rules and regulations applicable to publicly-traded companies on the NASDAQ Global Market; and other risks indicated from time to time in National Dentex's filings with the Securities and Exchange Commission, particularly under Item 1A, "Risk Factors" of National Dentex's most recently filed Annual Report on Form 10-K and subsequently filed Quarterly Reports on Form 10-Q.

                     National Dentex Corporation
                           Earnings Results
                             (Unaudited)
                (In Thousands, except per share data)

                                      Quarter Ended  Nine Months Ended
                                      September 30,    September 30,
                                     --------------- -----------------
                                       2006    2007    2006     2007
                                     ------- ------- -------- --------

Net Sales                            $34,613 $41,204 $109,518 $128,981
Cost of Goods Sold                    21,145  23,713   63,831   72,869
                                     ------- ------- -------- --------
   Gross Profit                       13,468  17,491   45,687   56,112

Operating Expenses                    11,543  14,455   35,456   43,681
                                     ------- ------- -------- --------
   Operating Income                    1,925   3,036   10,231   12,431

Other Expense                            158     219      596      616
Interest (Income) Expense                278     690      848    2,172
                                     ------- ------- -------- --------
   Income Before Tax                   1,489   2,127    8,787    9,643

Income Taxes                             564     819    3,393    3,673
                                     ------- ------- -------- --------
   Net Income                        $   925 $ 1,308 $  5,394 $  5,970
                                     ======= ======= ======== ========


Weighted Average Shares Outstanding:
      - Basic                          5,509   5,548    5,477    5,530
      - Diluted                        5,755   5,701    5,752    5,660

Net Income per Share:
      - Basic                        $  0.17 $  0.24 $   0.98 $   1.08
      - Diluted                      $  0.16 $  0.23 $   0.94 $   1.05


                     National Dentex Corporation
                     Selected Balance Sheet Data
                             (Unaudited)
                            (In thousands)

                                            December 31, September 30,
                                                2006         2007
                                            ------------ -------------

Cash and Equivalents                        $        648 $       1,814
Accounts Receivable - net                         17,938        17,388

Current Assets                                    29,052        31,829
Current Liabilities                               22,820        23,296
                                            ------------ -------------
     Working Capital                               6,232         8,533

Total Assets                                     148,490       152,135

Long Term Obligations                             42,876        38,866
Stockholders' Equity                        $     82,794 $      89,973


    CONTACT: National Dentex Corporation
             Richard F. Becker, 508-358-4422
             Executive Vice President, Treasurer